UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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3M Company
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April 26, 2011

Dear Stockholder:

I write to solicit your support for the position of 3M Company and its Board of Directors in opposing the stockholder proposal on political contributions, to be voted on at the Company’s Annual Meeting of Stockholders scheduled to take place on May 10, 2011.

The proposal, submitted by Trillium Asset Management, requests that the Board prepare a comprehensive report 3M’s political contributions, including the policies and procedures for political contributions, the process for assessing the potential impacts on the Company, and the amounts contributed. Our Board opposes this proposal for the following reasons:

•                  The Company already substantially complies with the demands of the proposal. 3M complies with all state and federal campaign finance laws.  Since 2007, the Company has voluntarily published a detailed explanation of the Company’s political contributions which is available on our Web site at www.3M.com under Investor Relations — Corporate Governance — “Political Contributions and Activities.” There, the Company sets out in detail the processes we use and the factors we consider when making political contributions, as well as the processes we use for legal, financial, and executive oversight of our political activities and contributions.

•                  3M has a Political Action Committee (“3M PAC”), which is funded by voluntary employee contributions. We provide on our Web site a link to the 3M PAC’s Federal Election Commission reports. At the state and local level, since 2002 3M has consistently contributed under $100,000 per year in the aggregate to candidates, and in the rare instances in which we have made contributions in excess of $50,000 to so-called “527 Organizations,” which are political committees that report to the Internal Revenue Service, we voluntarily disclose those contributions on our Web site as well. The Company believes that these disclosures, which exceed the requirements of applicable laws, represent sufficient and reasonable transparency respecting the Company’s political activities.

•                  3M contributes to a candidate or organization based on our careful determination that the candidate or organization generally supports policies and positions that advance the best interests of the Company and its stockholders.

•                  We contributed to MN Forward based on its efforts “to ensure that private-sector job creation and economic growth were at the top of the agenda during the 2010 Minnesota governor’s campaign.” The Company’s contribution to MN Forward was carefully considered, properly reported, and voluntarily disclosed on our Web site.

For these reasons, I ask your support in opposing this stockholder proposal.  As always, I value your input and would appreciate the opportunity to discuss any questions or comments you may have.

Sincerely,

/s/ George W. Buckley

George W. Buckley

Chairman of the Board, President and
Chief Executive Officer